Exhibit 99.1

                Ark Restaurants Announces Declaration of Dividend


     NEW YORK--(BUSINESS WIRE)--Oct. 10, 2006--Ark Restaurants Corp. (NASDAQ:ARKR) announced today that the Board of Directors declared its regular quarterly dividend of 35 cents per share on the Company's common stock to be paid on November 1, 2006 to shareholders of record at the close of business on October 20, 2006.

     Ark Restaurants owns and operates 22 restaurants and bars, 28 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., nine are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey and one is located at the Foxwoods Resort Casino in Ledyard, Connecticut. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; four restaurants and bars within the Venetian Casino Resort as well as four food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino.

     Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission.


     CONTACT: Ark Restaurants Corp.
              Robert Towers, 212-206-8800
              bob@arkrestaurants.com